Exhibit 10.1

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials

$4,781,149.64	07-17-2012	07-17-2017	***	E150 / C0	00005284626	60867

Borrower:	AMCON Distributing Company 7405 Irvington Rd. Omaha, NE 68122-1232	Lender:	BMO Harris Bank N.A. Plaza - Central States Commercial Lending 800 West 47th St Kansas City, MO 64112

Principal Amount: $4,781,149.64			Date of Note: July 17, 2012

PROMISE TO PAY.  Amcon Distributing Company (“Borrower”) promises to pay to BMO Harris Bank N.A. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Four Million Seven Hundred Eighty-one Thousand One Hundred Forty-nine & 64/100 Dollars ($4,781,149.64), together with interest on the unpaid principal balance from July 17, 2012, calculated as described in the “INTEREST CALCULATION METHOD” paragraph using an interest rate of 2.992% per annum based on a year of 360 days, until paid in full.  The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT.  Borrower will pay this loan in 59 regular payments of $38,344.16 each and one irregular last payment estimated at $3,121,050.27.  Borrower’s first payment is due August 17, 2012, and all subsequent payments are due on the same day of each month after that.  Borrower’s final payment will be due on July 17, 2017, and will be for all principal and all accrued interest not yet paid.  Payments include principal and interest.  Unless otherwise agreed or required by applicable law, payments will be applied to Accrued Interest, Principal, Late Charges, and Escrow.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

PREPAYMENT PENALTY.  Upon prepayment of this Note, Lender is entitled to the following prepayment penalty:  The Yield Maintenance Fee, as hereinafter provided, shall be immediately due and payable by Maker upon a full or partial prepayment of this Note at any time prior to the final scheduled payment due date on the Note.

Yield Maintenance Fee:  “Yield Maintenance Fee” means an amount equal to the excess, if any, of the amount of:

(i)	monthly interest which would otherwise be payable on the prepaid principal amount of this Note from the date of prepayment through the final scheduled payment due date on the Note, over the
(ii)

monthly interest Lender would earn if the prepaid principal amount were reinvested for the period from the date of prepayment through the final scheduled payment due date on the Note, at the Reinvestment Rate (as hereinafter defined) plus 2.100%,

Such difference shall be discounted to present value at the Reinvestment Rate.

Reinvestment Rate:

If the remaining term of the Note is less than one year, “Reinvestment Rate” means:  the yield in percent per annum on Eurodollar Deposits (London) as of the Reinvestment Rate Determination Date (as hereinafter defined) which has a maturity equal to the remaining term of the Note;

If the remaining term of the Note is one year or more, “Reinvestment Rate” means:  the yield in percent per annum on Interest Rate Swaps as of the Reinvestment Rate Determination Date which has a maturity equal to the remaining term of the Note; or,

In the event there is no rate available for a term that is equal to the remaining term of the Note, “Reinvestment Rate” means: the linear interpolation between the two rates (Eurodollar Deposits and/or Interest Rate Swaps, as applicable), one for the closest maturity less than the remaining term of the Note, and the other for the closest maturity greater than the remaining term of the Note.

Reinvestment Rate Determination Date: “Reinvestment Rate Determination Date” means the date which is five (5) banking days prior to the scheduled prepayment date.

Published yields:  Yields on Eurodollar Deposits (London) and Interest Rate Swaps shall be the applicable rates available and published most recently by the Board of Governors of the Federal Reserve System as of such Reinvestment Rate Determination Date. (Release H.15, available at www.federalreserve.gov/releases/h15/update)

Prepayment calculation notice to Borrower: Promptly after the Reinvestment Rate Determination Date, Lender shall notify Borrower of the amount and the basis of determination of the required Yield Maintenance Fee, and such determination and amount shall be binding on both parties absent manifest error.  Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:  BMO Harris Bank N.A., Plaza - Central States Commercial Lending, 800 West 47th St, Kansas City, MO  64112.

LATE CHARGE.  If a payment is more than 10 days late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 3.000 percentage points.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity.  Lender in good faith believes itself insecure.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Missouri without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Jackson County, State of Missouri.

DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $30.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL.  Borrower acknowledges this Note is secured by among other things, that certain mortgage dated June 1, 2001, on real property located at 2517 Ellington Road, Quincy, IL 62305 and recorded in the public records of Adams County, Illinois, that certain mortgage dated December 21, 2004, on real property located at 1511 Turbine Drive, Rapid City, SD and recorded in the public records of Pennington County, South Dakota and that certain mortgage dated June 1, 2001, on real property located at 3125 East Thayer Avenue, Bismark, ND 58501 and recorded in the public records of Burleigh County, North Dakota.

PAYMENT AMOUNT AFTER DEFAULT. Whenever increases occur in the interest rate due to an event of default, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

PRIOR NOTE.  This Promissory Note provides for the renewal or refinance of the existing debt evidenced by the Promissory Notes, dated December 31, 2009 and July 11, 2008, as may have been modified, extended, or amended.  This Note is not intended to satisfy or extinguish the underlying debt and obligation evidenced by the December 31, 2009 and July 11, 2008 Promissory Notes, but rather set forth the terms and conditions on which such debt is being renewed or refinanced.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT.  TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

JURY WAIVER.  Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

AMCON DISTRIBUTING COMPANY

By:	/s/ Andrew C. Plummer
Andrew C. Plummer, Chief Financial Officer of AMCON Distributing Company